Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
John Kelly, Chief Financial Officer
Smith & Wesson Holding Corporation
(413) 747-3305
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corporation
(480) 949-9700 x.115
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation
Corrects Third Quarter 2006 EPS Calculation, Net Income Unchanged
Year-To-Date Unchanged, Full Year Guidance Unchanged
SPRINGFIELD, Mass., March 15, 2006 — Smith & Wesson Holding Corporation (AMEX: SWB), parent company of Smith & Wesson Corp., the legendary 154-year old company in the global business of safety, security, protection and sport, today announced that its net income of $1.1 million for the third quarter ending January 31, 2006 represents earnings of $0.02 per fully diluted common share rather than $0.03 as previously reported. The Company incorrectly included certain amounts of net income in its fully diluted earnings per share calculation, when those amounts should have been excluded because they were based on a valuation adjustment of derivative financial instruments, or warrants. The exclusion of those amounts, which were $183,000 for the three months ending January 31, 2006 and $109,000 for the nine months ending January 31, 2006, impacted the fully diluted earnings per share calculation by less than $0.01, but required that the fully diluted earnings per share for the third quarter of fiscal 2006 be rounded down to $0.02, rather than rounded up to $0.03. Fully diluted earnings per share for the nine-month period ending January 31, 2006 remain unchanged at $0.11. Net income of $1.1 million for the third quarter remains unchanged. The Company’s expectation for net income for fiscal 2006 to increase to between $7.5 million and $8.0 million, or $0.19 to $0.20 per diluted share, also remains unchanged.
About Smith & Wesson
Smith & Wesson Holding Corporation, through its subsidiary Smith & Wesson Corp., is one of the world’s largest manufacturers of quality handguns, law enforcement products and firearm safety/security products. The Company also licenses shooter protection, knives, apparel, footwear and other accessory lines. The Company is based in Springfield, Mass., with manufacturing facilities in Springfield and Houlton, Maine. The Smith & Wesson Academy is America’s longest-running firearms training facility for America’s public servants. For more information, call (800) 331-0852 or log on to www.smith-wesson.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s earnings for the fiscal year ending April 30, 2006. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, the ability of the Company to increase its production capacity, the ability of the Company to engage additional key employees, and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2005.